For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.thewalkingcompany.com
CONTACT:

Investor Information
(805) 963-8727, ext. 1360
alexisd@bigdogs.com

For Immediate Release:
May 2, 2006

Big Dog Holdings, Inc. Announces First Quarter 2006 Financial Results

Santa Barbara, California - May 2, 2006... Big Dog Holdings, Inc. (NASDAQ: BDOG; www.bigdogs.com; www.thewalkingcompany.com), a developer and retailer of branded, lifestyle consumer products, today reported the financial results for the first quarter ended March 31, 2006.

For the quarter ended March 31, 2006, consolidated net sales were $38,671,000, a 23% increase, as compared with $31,345,000 in the first quarter 2005. Our consolidated net sales increased primarily due to the addition of 63  new Walking Company stores which includes 45 Steve Shoes stores, an acquisition that closed in January this quarter. The Company had a total of 304 stores opened (167 Big Dog stores and 137 TWC stores) at the end of the period, as compared with 254 stores opened on March 31, 2005 (180 Big Dog stores and 74 TWC stores.) Comparable retail store sales increased .8% for the quarter (7.8% increase for TWC chain and 7.4% decline for the Big Dog chain.) Total consolidated gross profit for the quarter increased to 52.0% of net sales or $20,097,000 as compared with 51.8% of net sales or $16,227,000 in the first quarter 2005. The overall dollar increase and percentage increase in consolidated gross profit is the result of contributions from TWC chain.

Consolidated operating expenses in the first quarter 2006 were $24,886,000 or 64.4% of sales compared to $20,010,000 or 63.8% in 2005. The percentage increase in consolidated operating expenses primarily relates to the Big Dog’s smaller revenue base, increase in depreciation and amortization and the Steve’s Shoes acquisition. Consolidated operating loss for the first quarter 2006 was $4,789,000 compared to $3,783,000 for the first quarter 2005. The consolidated net loss per share for the first quarter 2006 increased to $.35 per share, as compared with a consolidated net loss of $.26 per share for the first quarter 2005.

Andrew Feshbach, Chief Executive Officer, stated, “We had a $1,000,000 increase in our operating loss, or $600,000 EBITDA decrease, this quarter versus last year which is primarily the result of an increase in depreciation, the decline in our Big Dog’s business, and initial losses relating to our Steve Shoes acquisition.” It should be noted that our first quarter results do not include sales generated by the Easter Holiday since the holiday fell in April and in our second quarter. Our second quarter business continues to reflect a similar trend as experienced in the first quarter.”

New Distribution Center

The Company recently signed a 10 year lease on a build to suit 229,500 square foot distribution center just outside of Charlotte, North Carolina. The facility is scheduled to come on line and transition our current 143,000 square foot distribution center located in Santa Fe Springs, California during the fourth quarter 2006. The Company will begin shipping from its new distribution center in January 2007 and is estimating a $4 million capital expenditures budget for this project. The new facility will provide additional capacity for the Company’s continued growth as well as achieve cost efficiencies not available in our current distribution center.

Today’s Conference Call

Today the Company will host a conference call at 1:30PM PDT to discuss financial results for the Quarter Ended March 31, 2006. Dial in information is as follows: U.S. Toll Free: 1-800-434-1335. Participant code (to be given to the operator): 273399#. In the event you are unable to attend a recordable copy will be available two (2) hours after the call has ended. Dial in information to listen to the recorded call is as follows: 1-800-428-6220, Participant code: 547360#.

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun. The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 166 retail stores, Big Dogs markets its products through its catalogs, corporate sales accounts and Internet sales. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort walk wear and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 131 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Act 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,
	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$740,000	$427,000
Receivables, net	1,061,000	555,000
Inventories	57,249,000	51,918,000
Prepaid expenses and other current assets	2,153,000	1,480,000
Deferred income taxes	3,503,000	4,119,000
Total current assets	64,706,000	58,499,000
PROPERTY AND EQUIPMENT, Net	15,118,000	9,357,000
INTANGIBLE ASSETS, Net	4,387,000	172,000
GOODWILL	3,131,000	-
DEFERRED INCOME TAXES	1,835,000	366,000
OTHER ASSETS	358,000	358,000
TOTAL	$89,535,000	$68,752,000

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$17,417,000	$8,811,000
Current portion of long-term debt	1,882,000	247,000
Accounts payable	15,222,000	12,628,000
Income taxes payable	-	-
Accrued expenses and other current liabilities	4,926,000	4,977,000
Total current liabilities	39,447,000	26,663,000
NOTES PAYABLE	4,360,000	265,000
CAPITAL LEASE OBLIGATIONS	12,000	209,000
DEFERRED RENT AND LEASE INCENTIVES	1,533,000	1,240,000
DEFERRED GAIN ON SALE-LEASEBACK	182,000	235,000
Total liabilities	45,534,000	28,612,000
STOCKHOLDERS' EQUITY	44,001,000	40,140,000
TOTAL	$89,535,000	$68,752,000

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2006		2005

NET SALES	$38,671,000	100.0%	$31,345,000	100.0%
COST OF GOODS SOLD	18,574,000	48.0%	15,118,000	48.2%
GROSS PROFIT	20,097,000	52.0%	16,227,000	51.8%
OPERATING EXPENSES:
Selling, marketing and distribution	21,540,000	55.7%	17,419,000	55.6%
General and administrative	2,020,000	5.2%	1,639,000	5.2%
Depreciation and amortization	1,326,000	3.4%	952,000	3.0%
Total operating expenses	24,886,000	64.4%	20,010,000	63.8%
LOSS FROM OPERATIONS	(4,789,000)	(12.4%)	(3,783,000)	(12.1%)
INTEREST INCOME	2,000	0.0%	40,000	0.1%
INTEREST EXPENSE	(269,000)	(0.7%)	(151,000)	(0.5%)
LOSS BEFORE BENEFIT FROM INCOME TAXES	(5,056,000)	(13.1%)	(3,894,000)	(12.4%)
BENEFIT FROM INCOME TAXES	(1,896,000)	(4.9%)	(1,480,000)	(4.7%)
NET LOSS	$(3,160,000)	(8.2%)	$(2,414,000)	(7.7%)
NET LOSS PER SHARE
BASIC	$(0.35)		$(0.26)
DILUTED	$(0.35)		$(0.26)

WEIGHTED AVERAGE SHARES OUTSTANDING:

BASIC	9,092,000		9,180,000
DILUTED	9,092,000		9,180,000